Exhibit 3.2

ARTICLES OF ASSOCIATION:

Chapter 1

Definitions

Article 1.1

In these articles of association each of the following terms has the meaning as defined below:

Annual Accounts	:	the annual accounts referred to in article 2:361 BW;

Auditor	:	a registered accountant or another expert, as referred to in article 2:393, paragraph 1 BW;

Board	:	the board of directors of the Company;

Board Rules	:	the rules referred to in article 7.1.4 of these articles of association;

BW	:	the Dutch Civil Code;

Chairperson	:	the Non-Executive Director designated as chairperson of the Board;

Company	:	the limited liability company, the organization of which is laid down in these articles of association;

Company Secretary	:	the person acting as secretary of the Company pursuant to article 7.1.3 of these articles of association;

Conflict of Interest	:	a direct or indirect personal conflict of interest within the meaning of the laws of the Netherlands;

Director	:	an Executive Director or Non-Executive Director;

Executive Director	:	a Director appointed as executive director;

General Meeting	:	the corporate body that consists of Shareholders entitled to vote and all other persons entitled to vote at a general meeting / the meeting in which Shareholders and all other persons entitled to attend general meetings assemble;

Group Company	:	a group company of the Company, as referred to in article 2:24b BW;

Management Report	:	the management report referred to in article 2:391 BW;

Meeting Rights	:	subject to the provisions of article 8.4, the right to attend the General Meeting and to address such meeting, either in person or by proxy authorised in writing;

Meeting Rights Holders	:	Shareholders as well as holders of a right of usufruct and a right of pledge with Meeting Rights;

Non-Executive Director	:	a Director appointed as non-executive director;

Record Date	:	the twenty-eighth (28th) day prior to a General Meeting;

Share	:	a share in the share capital of the Company;

Shareholder	:	a holder of a Share;

Subsidiary	:	a subsidiary of the Company, as referred to in article 2:24a BW.

Construction

Article 1.2

Where the context permits, any reference to a gender includes all genders.

Chapter 2

Name. Corporate seat

Article 2.1

The name of the Company is: Patheon N.V.

Its corporate seat is in Amsterdam, the Netherlands.

Objects

Article 2.2

The objects of the Company are to:

a.	take an interest in, finance, and conduct the management of business enterprises which in particular are involved in pharmaceutical development and manufacturing of whatever nature as well as any other commercial activity;

b.	raise funds by way of securities, bank loans, bond issues, notes and other debt instruments and to borrow in any other way, to lend, to provide guarantees, including guarantees for debts of other persons, and in general to render services in the fields of trade and finance;

c.	invest in securities, savings certificates and other financial instruments;

d.	render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises; and

e.	provide services for its own account as well as for the account of third parties,

as well as to perform all acts in connection with the above or which may in the broadest sense be desirable or conducive to these objects.

Chapter 3

Share structure

Article 3.1

3.1.1.	The authorised share capital of the Company is [●] euro (EUR [●]) and is divided into [●] ([●]) Shares, each with a nominal value of [●] eurocent (EUR [●]).

3.1.2.	Shares will be in registered form. Shares will be consecutively numbered from 1 onwards.

3.1.3.	No Share certificates will be issued.

Issue of Shares

Article 3.2

3.2.1.	Shares are issued pursuant to a resolution of the Board if it has been authorised to do so by a resolution of the General Meeting for a specific period. The resolution of the General Meeting granting this authorisation will determine the number of Shares that may be issued. The authorisation may from time to time be extended. Unless otherwise stipulated at its grant, the authorisation may not be withdrawn.

3.2.2.	If and insofar as the Board is not authorised as referred to in article 3.2.1, the General Meeting is entitled to resolve to issue Shares subject to proposal by the Board.

3.2.3.	Articles 3.2.1 and 3.2.2 equally apply to a grant of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person who exercises a previously acquired right to subscribe for Shares.

3.2.4.	The issue price may not be below the nominal value of the Shares.

Payment for Shares

Article 3.3

3.3.1.	Shares may only be issued when the amount at which those Shares are issued is paid in full.

3.3.2.	Payment on a Share must be made in cash, provided no alternative contribution has been agreed.

3.3.3.	Payment on a Share in cash may be made in a foreign currency if the Company agrees to this.

3.3.4.	The Company may grant loans for the purpose of a subscription for or an acquisition of Shares subject to any applicable statutory provisions.

3.3.5.	The Board may perform legal acts as referred to in article 2:94 BW without the prior approval of the General Meeting.

Pre-emptive rights

Article 3.4

3.4.1.	Upon the issue of Shares, each Shareholder has a pre-emptive right to acquire newly issued Shares in proportion to the aggregate amount of his Shares it being understood that this pre-emptive right shall not apply to:

a. Shares that are issued to employees of the Company or employees of a Group Company; and

b. Shares that are issued that are paid for in kind.

3.4.2.	Pre-emptive rights may be limited or excluded by a resolution of the General Meeting subject to the proposal of the Board. The Board is authorised to resolve on the limitation or exclusion of the pre-emptive right if and to the extent the Board has been authorised by the General Meeting. The authorisation will only be valid for a specific period and may from time to time be extended. Unless provided otherwise in the authorisation, the authorisation may not be withdrawn.

3.4.3.	The General Meeting, or the Board if so authorised in accordance with article 3.2.1, will, when adopting a resolution to issue Shares, determine how and the exact time period during which a pre-emptive right may be exercised.

3.4.4.	The Company shall announce the issue of Shares with pre-emptive rights and the time period during which those rights may be exercised in a manner as is prescribed by applicable law and applicable stock exchange regulations, including but not limited to an announcement published by electronic means.

3.4.5.	This article 3.4 equally applies to a grant of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person who exercises a previously acquired right to subscribe for Shares.

Chapter 4

Acquisition of Shares

Article 4.1

4.1.1.	The Company may acquire Shares if and to the extent the General Meeting has authorised the Board for this purpose and with due observance of applicable statutory provisions. The authorisation will only be valid for a specific period.

4.1.2.	The authorisation of the General Meeting as referred to in article 4.1.1 is not required if the Company acquires Shares for the purpose of transferring those Shares to employees of the Company or a Group Company, provided those Shares are admitted to the official list of any stock exchange.

Capital reduction

Article 4.2

With due observance of the statutory requirements the General Meeting may resolve to reduce the issued share capital by cancelling Shares or by reducing the nominal value of Shares by amending these articles of association. The respective Shares and the implementation of the resolution must be stated in that resolution.

Chapter 5

Transfer of Shares

Article 5.1

The transfer of Shares, the creation and transfer of a right of usufruct and the creation of a right of pledge on Shares will take place subject to the relevant provisions of applicable law.

Chapter 6

Shareholders register

Article 6.1

6.1.1.	The Board shall keep a Shareholders register. The register must be regularly updated. Part of the register may be held abroad to comply with applicable foreign statutory provisions or applicable listing rules.

6.1.2.	Each Shareholder's name, address and such further information as required by law or considered appropriate by the Board must be recorded in the register.

6.1.3.	Upon his request, the Company shall provide a Shareholder free of charge with written evidence of the contents of the register with regard to the Shares registered in the Shareholder's name. The statement issued may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board.

6.1.4.	The provisions of articles 6.1.2 and 6.1.3 equally apply to persons who hold a right of usufruct or a right of pledge on one (1) or more Shares, with the exception of a holder of a right of pledge as referred to in article 2:86c, paragraph 4 BW.

Joint holding

Article 6.2

The persons jointly entitled to a joint ownership of Shares, not being a community of property as referred in the Transfer of Securities (Giro) Act ('Wet Giraal Effectenverkeer'), which contains those Shares or a restricted right to those Shares may only be represented vis-à-vis the Company by one (1) person jointly designated by them in writing for that purpose.

The Board may, whether or not subject to certain conditions, grant an exemption from the first sentence of this article 6.2.

Right of pledge. Right of usufruct. Depository receipts for Shares

Article 6.3

6.3.1.	A right of usufruct or a right of pledge may be created on Shares.

6.3.2.	Voting rights attached to Shares on which a right of usufruct or a right of pledge is created vest in the Shareholder.

6.3.3.	Notwithstanding the foregoing, the voting rights attached to Shares will be vested in the usufructuary or the pledgee of those Shares, if this is provided upon the creation of the right of usufruct or the right of pledge and the usufructuary or the pledgee is a person to whom the Shares may be freely transferred, without prejudice to article 2:89, paragraph 6 BW.

6.3.4.	A usufructuary or pledgee of a Share who does not hold the voting right will not have Meeting Rights.

6.3.5.	The Company will not cooperate with the issue of depository receipts ('certificaten') for Shares within the meaning of Book 2, Title 4 BW.

Chapter 7

Board: composition and division of tasks

Article 7.1

7.1.1.	The Company is managed by the Board. The Board will consist of one (1) or more Executive Directors and one (1) or more Non-Executive Directors. The Board will determine the number of Executive Directors and the number of Non-Executive Directors. The Board may grant titles to the Executive Directors.

Only natural persons may be Non-Executive Directors.

7.1.2.	The Board will designate one (1) of the Non-Executive Directors as Chairperson.

7.1.3.	The Board appoints the Company Secretary, whether or not from among its members.

7.1.4.	With due observance of these articles of association the Board will adopt one (1) or more sets of regulations dealing with such matters as its internal organisation, the manner in which decisions are taken, the composition, the duties and organisation of committees and any other matters concerning the Board, the Executive Directors, the Non-Executive Directors and committees established by the Board (such regulations, the "Board Rules").

7.1.5.	The Board may divide its duties among the Directors by Board Rules, provided that the task to supervise the performance by the Directors of their duties cannot be taken away from the Non-Executive Directors.

Directors may adopt legally valid resolutions with respect to matters that fall within the scope of the duties allocated to them under the Board Rules.

Board: appointment, suspension and dismissal

Article 7.2

7.2.1.	The Executive Directors and Non-Executive Directors are appointed as such by the General Meeting at the nomination of the Board. The nomination by the Board as referred to in the previous sentence can be either binding or non-binding.

The nomination must be included in the notice of the General Meeting at which the appointment will be considered and the notice to such General Meeting must state whether the nomination is binding or non-binding.

A Director is appointed for a term up to the end of the annual General Meeting held in the third (3rd) financial year after the date of his appointment.

A Director may be re-appointed.

7.2.2.	The General Meeting may at all times suspend or dismiss a Director. A resolution to suspend or dismiss a Director requires a majority of at least two- thirds (2/3) of the votes cast, representing more than one-half (1/2) of the issued share capital, unless the proposal was made by the Board in which case a simple majority of the votes cast is sufficient.

A second General Meeting as referred to in article 2:120, paragraph 3 BW may not be convened.

The Board may at any time suspend an Executive Director.

7.2.3.	A nomination for the appointment of a Non-Executive Director must include the following information in respect of the candidate: age, profession, the number of Shares in the share capital of the Company held by the individual and the positions the individual holds or has held insofar as relevant to the fulfilment of the duties as a Non-Executive Director. Furthermore, mention must be made of the legal entities for which the individual serves as a non-executive or supervisory director, but if legal entities are included which belong to the same group, it will be sufficient to mention such group.

The nomination for the appointment of a Non-Executive Director must be substantiated.

7.2.4.	If a Director has been suspended, the General Meeting shall within three (3) months after the suspension has taken effect resolve either to dismiss the Director, with due observance of article 7.2.2, or to terminate or continue the suspension, failing which the suspension will lapse.

A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three (3) months commencing on the day the General Meeting has adopted the resolution to continue the suspension.

A Director who has been suspended must be given the opportunity to account for his actions at the General Meeting and to be assisted by an adviser.

7.2.5.	In the event that one (1) or more Directors is absent or unable to act, or in the case of a vacancy or vacancies for one (1) or more Directors, the Board's powers will remain intact, but

(i) in the event of all Executive Directors are absent or unable to act, the Non-Executive Directors may temporarily leave the tasks of the Executive Directors to others;

(ii) in the event of all Non-Executive Directors are absent or unable to act, the duties of the Non-Executive Directors shall be performed by a person to be designated at all times by the Non-Executive Directors for that purpose. This person shall as soon as possible take the necessary measures to make a definitive arrangement.

Unless the Board Rules provide otherwise, the term "unable to act" is taken to mean:

(i) suspension;

(ii) illness;

(iii) inaccessibility,

in the events referred to under (ii) and (iii) without the possibility of contact for a period of five (5) days between the Director concerned and the Company.

Board: remuneration

Article 7.3

7.3.1.	The Company has a policy in respect of the remuneration of the Board.

7.3.2.	The policy is adopted by the General Meeting upon the proposal of the Board.

The remuneration of the Directors will be determined by the Board with due observance of the remuneration policy adopted by the General Meeting, provided that the Executive Directors will not participate in the deliberations and the decision-making process concerning the remuneration of the Executive Directors.

7.3.3.	A proposal with respect to remuneration schemes in the form of Shares or rights to Shares must be submitted by the Board to the General Meeting for its approval.

This proposal must set out at least the maximum number of Shares or rights to Shares to be granted to Directors and the criteria for granting or amendment.

Board: adoption of resolutions

Article 7.4

7.4.1.	The Board shall meet as often as it deems necessary or appropriate or upon the request of the Chairperson or any two (2) Directors jointly, unless the Board Rules provide otherwise.

The Board will adopt its resolutions by an absolute majority of the votes cast, unless the Board Rules provide otherwise.

In a tie vote, the proposal will be rejected, unless the Board Rules provide otherwise.

A document stating that one (1) or more resolutions have been adopted by the Board and signed by the Company Secretary constitutes valid proof of those resolutions.

7.4.2.	At a meeting of the Board, a Director may only be represented by another Director holding a proxy in writing or in a reproducible manner by electronic means of communication.

7.4.3.	The approval of the General Meeting is required for resolutions of the Board regarding a significant change in the identity or nature of the Company or its business enterprise, including in any event to:

a. transfer the business enterprise or practically the entire business enterprise to a third party;

b. conclude or cancel any long-lasting cooperation by the Company or a Subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that the cooperation or the cancellation of that cooperation is of essential importance to the Company; and

c. acquire or dispose of a participating interest in the capital of a company with a value of at least one-third (1/3) of the sum of the assets according to the consolidated balance sheet with explanatory notes to that balance sheet according to the last adopted Annual Accounts of the Company, by the Company or a Subsidiary.

7.4.4.	If a Director has a Conflict of Interest, he shall not participate in the deliberations and the decision-making process of the Board. If no resolution of the Board can be adopted as a result of a Director being unable to participate in deliberations due to a Conflict of Interest, the resolution may nevertheless be adopted by the Board and the first sentence of this article 7.4.4 does not apply.

7.4.5.	The Board may also adopt resolutions without holding a meeting, provided the relevant proposal was submitted in writing or in a reproducible manner by electronic means of communication to all Directors reasonably in advance and none of them has objected to this form of decision-making.

Articles 7.4.1 and 7.4.4 equally apply to adoption by the Board of resolutions without holding a meeting.

Representation

Article 7.5

7.5.1.	The Board, as well as each Executive Director, is authorised to represent the Company.

7.5.2.	The Board may authorise one (1) or more persons, whether or not employed by the Company, to represent the Company (procuratie) or authorise in a different manner one (1) or more persons to represent the Company on a continuing basis.

Indemnification of Directors

Article 7.6

7.6.1.	Unless law provides otherwise, the following will be reimbursed to current and former Directors:

a. the reasonable costs of conducting a defence against claims based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company's request;

b. any damages or fines payable by them as a result of an act or failure to act as referred to under a.; and

c. the reasonable costs of appearing in other legal proceedings or investigations in which they are involved as current or former Directors, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

7.6.2.	There shall be no entitlement to reimbursement as referred to above if and to the extent that:

a. a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterised as wilful ('opzettelijk') or grossly negligent ('grove schuld') misconduct, unless law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

b. the costs or financial loss of the person concerned are covered by insurance and the insurer has paid out the costs or financial loss.

7.6.3.	The reimbursements as referred to in article 7.6.1 will be made immediately upon receipt of invoices or other documents evidencing the costs or other relevant payment obligations of the Director involved. If and to the extent that it has been established by a Dutch court or, in the event of arbitration, by an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, that person shall immediately repay the amount reimbursed by the Company.

7.6.4.	The Company may take out liability insurance for the benefit of the persons concerned.

7.6.5.	The Company may by agreement or otherwise give further implementation to the above.

Chapter 8

General Meetings

Article 8.1

8.1.1.	General Meetings will be held in Amsterdam, Haarlemmermeer (Schiphol Airport), Groningen or Tilburg.

8.1.2.	A General Meeting must be held at least once a year, no later than six (6) months after the end of the financial year of the Company.

8.1.3.	The Board shall provide the General Meeting with all information requested, unless this would be contrary to an overriding interest of the Company. If the Board invokes an overriding interest, it must provide reasons for doing so.

General Meetings: convocation

Article 8.2

General Meetings will be convened by the Board.

General Meetings: notice and agenda

Article 8.3

8.3.1.	Notice of a General Meeting must be given by the Board with due observance of a notice period of at least such number of days prior to the day of the meeting as required by law and in accordance with law and the regulations of any stock exchange where Shares are quoted on the official list.

8.3.2.	The Board may decide that the notice to a Meeting Rights Holder who agrees to an electronic notification is replaced by a legible and reproducible message sent by electronic mail to the address indicated by the Meeting Rights Holder to the Company for such purpose.

8.3.3.	A matter, the consideration of which has been requested in writing by one (1) or more Shareholders, representing solely or jointly at least the percentage of the issued share capital prescribed by law, will be placed on the notice convening a meeting if the Company has received the request not later than on the date as prescribed by law and in accordance with the procedure set by the Company.

8.3.4.	The Board shall inform the General Meeting by means of a shareholders circular or explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda.

General Meetings: attendance at meetings

Article 8.4

8.4.1.	Persons entitled to attend a General Meeting may have themselves represented at the General Meeting by a person holding a written proxy.

8.4.2.	Before being admitted to the General Meeting, a person entitled to attend the General Meeting, or his proxy holder, must sign the attendance list, stating his name and if applicable the number of votes he may cast. Holders of a proxy are required to provide name(s) of the person(s) they represent.

8.4.3.	A person is entitled to attend a General Meeting if that person:

a. is a Shareholder or another person who has Meeting Rights on the Record Date;

b. is registered as such in a register or one (1) or more parts of a register designated for this purpose by the Board; and

c. has given notice in writing to the Company prior to a date set in the notice to attend a General Meeting.

The notice must contain the name and the number of Shares the person will represent in the meeting. The provision above under (c) concerning the notice to the Company also applies to the proxy holder of the person entitled to attend the General Meeting.

8.4.4.	The Board may decide that persons entitled to attend a General Meeting and cast a vote therein may, within a period prior to the General Meeting to be set by the Board, which period cannot begin prior to the Record Date as meant in article 8.4.3, cast their votes electronically in a manner to be decided by the Board. Votes cast in accordance with the previous sentence are equal to votes cast at the meeting.

8.4.5.	The Board may decide that the business transacted at a General Meeting can be recorded by electronic means of communication.

8.4.6.	The Board may decide that each person entitled to attend a General Meeting may, either in person or by written proxy, participate, address and, where applicable, vote at that meeting by electronic means of communication, provided that the person can be identified via the electronic means of communication and furthermore provided that the person can directly take note of the business transacted at the General Meeting concerned and can exercise his voting rights. The Board may attach conditions to the use of the electronic means of communication, which conditions must be announced at the convocation of the General Meeting and be posted on the Company's website.

8.4.7.	Directors will be admitted to the General Meetings. They will have an advisory vote at the General Meetings.

8.4.8.	Furthermore, persons whose attendance at the General Meeting is approved by the chairperson of the meeting will be admitted.

8.4.9.	All issues concerning the admission to the General Meeting will be decided by the chairperson of the meeting.

General Meetings: order of the meeting; minutes

Article 8.5

8.5.1.	The General Meeting will be presided over by the Chairperson or, if the Chairperson is absent, by one (1) of the other Non-Executive Directors designated for that purpose by the Board. If no Non-Executive Directors are present at the meeting, the meeting will be presided over by one (1) of the Executive Directors designated for that purpose by the Board. If no Executive Directors are present at the meeting, the General Meeting will appoint its chairperson of the meeting. The chairperson of the meeting will appoint the secretary of the meeting.

8.5.2.	The chairperson of the meeting will determine the order of proceedings at the meeting with due observance of the agenda and may restrict the speaking time or take other measures to ensure an orderly progress of the meeting.

8.5.3.	All issues concerning the proceedings at the meeting will be decided by the chairperson of the meeting.

8.5.4.	Minutes must be kept of the business transacted at the meeting unless a notarial record is prepared of the meeting. Minutes must be adopted and in evidence of that adoption be signed by the chairperson or the secretary of the meeting concerned.

8.5.5.	A document stating that one (1) or more resolutions have been adopted by the General Meeting and signed by the Company Secretary constitutes valid proof of those resolutions.

General Meetings: adoption of resolutions

Article 8.6

8.6.1.	All resolutions of the General Meeting will be adopted by an absolute majority of the votes cast unless the law or these articles of association provide otherwise.

8.6.2.	Each Share confers the right to cast one (1) vote at the General Meeting.

Blank votes and invalid votes will be regarded as not having been cast.

8.6.3.	No votes may be cast at the General Meeting in respect of Shares held by the Company or any of its Subsidiaries. Holders of a right of usufruct and pledge of Shares which belong to the Company or its Subsidiaries shall not be excluded from the right to vote if the right of usufruct or pledge was created before the Shares concerned were held by the Company or a Subsidiary and at the creation of the right of pledge or the right of usufruct, the voting rights were granted to the pledgee or holder of the right of usufruct. The Company or any of its Subsidiaries shall not cast a vote at the General Meeting in respect of Shares on which it has a right of usufruct or a right of pledge.

8.6.4.	The chairperson of the General Meeting determines the method of voting.

8.6.5.	The ruling pronounced by the chairperson of the General Meeting in respect of the outcome of any vote taken at a General Meeting is decisive. This equally applies to the contents of any resolution adopted.

8.6.6.	Any and all disputes with regard to voting for which neither the law nor these articles of association provide will be decided by the chairperson of the General Meeting.

Chapter 9

Financial year. Annual accounts

Article 9.1

9.1.1.	The financial year of the Company will run from the first (1st) day of November through the thirty-first (31st) day of October in the following calendar year.

9.1.2.	Annually, within the period required by law, the Board shall prepare Annual Accounts.

The Annual Accounts must be accompanied by the Auditor's statement referred to in article 9.2.1, in the Management Report, unless article 2:391 BW does not apply to the Company, as well as the other particulars to be added to those documents by virtue of applicable statutory provisions.

The Annual Accounts must be signed by all Directors. If the signature of one (1) or more of them is lacking, this must be disclosed, stating the reasons that any signature is lacking.

9.1.3.	The Company must ensure that the Annual Accounts as prepared, the Management Report and the other particulars referred to in article 9.1.2 are made available at the office of the Company as of the date of the notice of the General Meeting at which they are to be discussed.

The Shareholders and other Meeting Rights Holders may inspect these documents at the office of the Company and obtain a copy of these documents at no cost.

Auditor

Article 9.2

9.2.1.	The General Meeting shall instruct an Auditor to audit the Annual Accounts prepared by the Board, in accordance with the provisions of article 2:393, paragraph 3 BW. The Auditor shall report on his audit to the Board and present the results of his examination in an Auditor's statement regarding the accuracy of the Annual Accounts.

9.2.2.	If the General Meeting fails to issue instructions to the Auditor, the Board will be so authorised.

9.2.3.	The assignment given to the Auditor may be revoked by the General Meeting and by the corporate body which has given that assignment.

The assignment may only be revoked for good reasons with due observance of article 2:393, paragraph 2 BW.

9.2.4.	The Board may give assignments to the Auditor or any other Auditor. Any costs for these assignments will be for the Company's account.

Chapter 10

Profit and loss. Distributions on Shares

Article 10.1

10.1.1.	Any distribution of profits pursuant to the provisions of this article shall be made after the adoption of the Annual Accounts from which such distributions are permitted.

10.1.2.	The Company may make distributions to the Shareholders and to other persons entitled to distributable profits only to the extent that its Shareholders' equity exceeds the sum of the amount of the paid and called up part of the capital and the reserves which must be maintained under the law.

10.1.3.	A deficit may be offset against the statutory reserves only to the extent permitted by law.

10.1.4.	The Board may resolve to reserve the profit or a part of the profit of the Company. The remaining profit will be at the disposal of the General Meeting. The General Meeting may resolve to add the profit to the reserves or to distribute it among the Shareholders.

10.1.5.	The Board may resolve to distribute to the Shareholders a dividend in the form of Shares.

10.1.6.	No dividends shall be paid to the Company on Shares which the Company itself holds in its own capital, unless those Shares are encumbered with a right of usufruct or pledge.

10.1.7.	The Board is authorised to determine how a deficit appearing from the Annual Accounts will be accounted for.

Interim distributions

Article 10.2

10.2.1.	The Board may resolve to make an interim distribution provided that an interim statement of assets and liabilities drawn up in accordance with the statutory requirements shows that the requirement of article 10.1.1 has been fulfilled.

10.2.2.	The interim statement of assets and liabilities must relate to the condition of the assets and liabilities on a date no earlier than the first (1st) day of the third (3rd) month preceding the month in which the resolution to distribute is published. It must be prepared on the basis of generally acceptable valuation methods. The amounts to be reserved under the law and these articles of association must be included in the statement of assets and liabilities. It must be signed by the Directors. If one (1) or more of their signatures are missing, this absence and the reason for this absence must be stated.

Notices and payments

Article 10.3

10.3.1.	Any proposal for distribution of a dividend on Shares and any resolution to distribute an interim dividend on Shares must immediately be published by the Board in accordance with the regulations of any stock exchange where the Shares are quoted on the official list. The notification must specify the date when and the place where the dividend will be payable or - in the case of a proposal for distribution of dividend - is expected to be made payable.

10.3.2.	Dividends will be payable no later than thirty (30) days after the date when they were declared, unless the Board determines a different date.

10.3.3.	Dividends which have not been claimed upon the expiry of five (5) years and one (1) day after the date when they became payable will be forfeited to the Company and be carried to the reserves.

10.3.4.	The Board may determine that distributions on Shares will be made payable either in euro or in another currency.

Chapter 11

Amendment of the articles of association. Legal merger. Legal demerger

Article 11.1

11.1.1.	A resolution to amend these articles of association or to dissolve the Company may only be adopted by the General Meeting at the proposal of the Board.

11.1.2.	A resolution to effect a legal merger or legal demerger of the Company may only be adopted by the General Meeting at the proposal of the Board.

11.1.3.	If a resolution as referred to in article 11.1.1 or 11.1.2 is not adopted at the proposal of the Board, it may only be adopted by a majority of ninety-five percent (95%) of the votes cast at a meeting where more than three-quarters (3/4) of the issued share capital is present or represented.

Dissolution and liquidation

Article 11.2

11.2.1.	On the dissolution of the Company, the liquidation must be carried out by the Board, unless otherwise resolved by the General Meeting.

11.2.2.	The surplus assets of the Company remaining after satisfaction of its debts shall be for the benefit of the Shareholders in proportion to the number of Shares held by each Shareholder.

11.2.3.	Pending the liquidation the provisions of these articles of association will remain in force to the fullest possible extent.

11.2.4.	After the Company has ceased to exist, its books, records and other data carriers will remain in the custody of the person designated for that purpose by the liquidators for a period of seven (7) years.